EXHIBIT INDEX
Exhibit        Description
No.
99.1         Press Release, dated November 7, 2019, of Saul Centers, Inc.

Section 2: EX-99.1 (EX-99.1)
Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522
(301) 986-6200
Saul Centers, Inc. Reports Third Quarter 2019 Earnings
November 7, 2019, Bethesda, MD.
Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust ("REIT"), announced its operating results for the quarter ended September 30, 2019 (“2019 Quarter”). Total revenue for the 2019 Quarter increased to $57.1 million from $56.9 million for the quarter ended September 30, 2018 (“2018 Quarter”). Net income decreased to $15.3 million for the 2019 Quarter from $16.7 million for the 2018 Quarter. Net income available to common stockholders decreased to $9.0 million ($0.39 per diluted share) for the 2019 Quarter from $10.2 million ($0.45 per diluted share) for the 2018 Quarter. Net income available to common stockholders decreased primarily due to (a) the impact of the operations of 7316 Wisconsin Avenue as the Company has completed the termination of leases to prepare for redevelopment ($1.1 million), (b) higher property operating expenses, exclusive of the impact of 7316 Wisconsin Avenue ($0.5 million) and (c) higher general and administrative expenses ($0.6 million) partially offset by (d) lower interest expense, net and amortization of deferred debt costs ($0.8 million), exclusive of the impact of 7316 Wisconsin Avenue.
Same property revenue increased $0.2 million (0.3%) and same property operating income decreased $0.5 million (1.2%) for the 2019 Quarter compared to the 2018 Quarter. We define same property revenue as total revenue minus the revenue of properties not in operation for the entirety of the comparable reporting periods. We define same property operating income as net income plus (a) interest expense, net and amortization of deferred debt costs, (b) depreciation and amortization of deferred leasing costs, (c) general and administrative expenses and (d) change in fair value of derivatives minus (e) gains on sale of property and (f) the results of properties which were not in operation for the entirety of the comparable periods. Shopping Center same property operating income for the 2019 Quarter totaled $32.3 million, a $0.2 million decrease from the 2018 Quarter. Mixed-Use same property operating income totaled $10.2 million, a $0.3 million decrease from the 2018 Quarter.
As of September 30, 2019, 94.8% of the commercial portfolio was leased (not including the residential portfolio), compared to 95.0% at September 30, 2018. On a same property basis, 94.8% of the commercial portfolio was leased as of September 30, 2019, compared to 95.2% at September 30, 2018. As of September 30, 2019, the residential portfolio was 97.9% leased compared to 95.7% at September 30, 2018.
For the nine months ended September 30, 2019 (“2019 Period”), total revenue increased to $174.9 million from $169.1 million for the nine months ended September 30, 2018 (“2018 Period”). Net income increased to $49.2 million for the 2019 Period from $47.6 million for the 2018 Period. Net income available to common stockholders increased to $29.8 million ($1.30 per diluted share) for the 2019 Period compared to $26.6 million ($1.19 per diluted share) for the 2018 Period. The increase in net income available to common stockholders was primarily due to (a) higher lease termination fees, exclusive of the impact of 7316 Wisconsin Avenue ($2.5 million), (b) extinguishment in 2018 of issuance costs upon redemption of preferred shares ($2.3 million), (c) lower interest expense, net and amortization of deferred debt costs, exclusive of the impact of 7316 Wisconsin Avenue ($2.3 million), and (d) higher same property operating income, exclusive of lease termination fees ($0.5 million) partially offset by (e) the impact of the operations of 7316 Wisconsin Avenue as the Company has completed the termination of leases to prepare for redevelopment ($1.8 million), (f) higher general and administrative expenses ($1.5 million) and (g) higher income attributable to non-controlling interests ($1.0 million).
Same property revenue increased $4.8 million (2.8%) and same property operating income increased $3.0 million (2.3%) for the 2019 Period, compared to the 2018 Period. Shopping Center same property operating income increased 2.8% and Mixed-Use same property operating income increased 1.0%. Shopping Center same property operating income increased primarily due to (a) lease termination fees ($2.4 million) and (b) an increase in base rent ($0.8 million). Mixed-Use same property operating income increased primarily due to higher base rent ($0.5 million).
Funds from operations ("FFO") available to common stockholders and noncontrolling interests (after deducting preferred stock dividends) was $24.1 million ($0.78 per diluted share) in the 2019 Quarter compared to $25.0 million ($0.83 per diluted share) in the 2018 Quarter. FFO is a non-GAAP supplemental earnings measure which the Company considers meaningful in measuring its operating performance. A reconciliation of net income to FFO is attached to this press release. The decrease in FFO available to

www.SaulCenters.com

common stockholders and noncontrolling interests was primarily due to (a) higher general and administrative expenses ($0.6 million), (b) lower property operating income, exclusive of the impact of the operations of 7316 Wisconsin Avenue ($0.5 million), (c) the impact of the operations of 7316 Wisconsin Avenue as the Company has completed the termination of leases to prepare for redevelopment ($0.3 million), and (d) higher preferred stock dividends ($0.3 million), partially offset by (e) lower interest expense, net and amortization of deferred debt costs, exclusive of the impact of 7316 Wisconsin Avenue ($0.8 million).
FFO available to common stockholders and noncontrolling interests (after deducting preferred stock dividends and the impact of preferred stock redemptions) increased 8.5% to $75.2 million ($2.44 per diluted share) in the 2019 Period from $69.4 million ($2.31 per diluted share) in the 2018 Period. FFO available to common stockholders and noncontrolling interests increased primarily due to (a) higher lease termination fees in the core portfolio ($2.5 million), (b) extinguishment in 2018 of issuance costs upon redemption of preferred shares ($2.3 million), (c) higher base rent in the core portfolio ($1.3 million) and (d) lower preferred stock dividends ($0.2 million) partially offset by (e) the impact of the operations of 7316 Wisconsin Avenue as the Company has completed the termination of leases to prepare for redevelopment ($0.5 million).
Saul Centers, Inc. is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland, which currently operates and manages a real estate portfolio of 60 properties which includes (a) 49 community and neighborhood shopping centers and six mixed-use properties with approximately 9.2 million square feet of leasable area and (b) five land and development properties. Approximately 85% of the Saul Centers' property operating income is generated by properties in the metropolitan Washington, DC/Baltimore area.

Contact:    Scott Schneider
(301) 986-6220

Safe Harbor Statement
Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. These factors include, but are not limited to, the risk factors described in our Annual Report on Form 10-K filed on February 26, 2019, and include the following: (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the Company, (iv) the Company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (vii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (viii) increases in operating costs, (ix) changes in the dividend policy for the Company’s common and preferred stock and the Company’s ability to pay dividends at current levels, (x) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xi) impairment charges, and (xii) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity. Given these uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements that we make, including those in this press release. Except as may be required by law, we make no promise to update any of the forward-looking statements as a result of new information, future events or otherwise. You should carefully review the risks and risk factors included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2019.

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Saul Centers, Inc.
Consolidated Balance Sheets
(In thousands)

	September 30, 2019	December 31, 2018
	(Unaudited)
Assets
Real estate investments
Land	$450,256	$488,918
Buildings and equipment	1,284,315	1,273,275
Construction in progress	317,798	185,972
	2,052,369	1,948,165
Accumulated depreciation	(553,829)	(525,518)
	1,498,540	1,422,647
Cash and cash equivalents	52,269	14,578
Accounts receivable and accrued income, net	55,207	53,876
Deferred leasing costs, net	24,947	28,083
Prepaid expenses, net	9,357	5,175
Other assets	6,444	3,130
Total assets	$1,646,764	$1,527,489

Liabilities
Notes payable	$846,525	$880,271
Term loan facility payable	74,666	74,591
Revolving credit facility payable	—	45,329
Construction loan payable	93,537	21,655
Dividends and distributions payable	19,634	19,153
Accounts payable, accrued expenses and other liabilities	39,741	32,419
Deferred income	27,224	28,851
Total liabilities	1,101,327	1,102,269

Equity
Preferred stock, 1,000,000 shares authorized:
Series C Cumulative Redeemable, 42,000 shares issued and outstanding	105,000	105,000
Series D Cumulative Redeemable, 30,000 shares issued and outstanding	75,000	75,000
Series E Cumulative Redeemable, 44,000 and 0 shares issued and outstanding, respectively	110,000	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 23,116,013 and 22,739,207 shares issued and outstanding, respectively	231	227
Additional paid-in capital	401,395	384,533
Distributions in excess of accumulated earnings	(215,334)	(208,593)
Accumulated other comprehensive loss	(343)	(255)
Total Saul Centers, Inc. equity	475,949	355,912
Noncontrolling interests	69,488	69,308
Total equity	545,437	425,220
Total liabilities and equity	$1,646,764	$1,527,489

Saul Centers, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue	(unaudited)		(unaudited)
Rental revenue	$55,487	$55,733	$168,242	$165,693
Other	1,565	1,177	6,701	3,407
Total revenue	57,052	56,910	174,943	169,100
Expenses
Property operating expenses	7,525	6,910	22,641	20,766
Real estate taxes	7,114	6,937	21,081	20,559
Interest expense, net and amortization of deferred debt costs	10,325	10,974	32,185	33,568
Depreciation and amortization of deferred leasing costs	12,018	11,256	35,185	33,956
General and administrative	4,742	4,141	14,696	13,208
Total expenses	41,724	40,218	125,788	122,057
Change in fair value of derivatives	—	10	—	(2)
Gain on sale of property	—	—	—	509
Net Income	15,328	16,702	49,155	47,550
Noncontrolling interests
Income attributable to noncontrolling interests	(3,102)	(3,547)	(10,250)	(9,265)
Net income attributable to Saul Centers, Inc.	12,226	13,155	38,905	38,285
Extinguishment of issuance costs upon redemption of preferred shares	—	—	—	(2,328)
Preferred stock dividends	(3,210)	(2,953)	(9,116)	(9,309)
Net income available to common stockholders	$9,016	$10,202	$29,789	$26,648
Per share net income available to common stockholders
Basic and diluted	$0.39	$0.45	$1.30	$1.19
Dividends declared per common share outstanding	$0.53	$0.52	$1.59	$1.56

Reconciliation of net income to FFO available to common stockholders and noncontrolling interests (1)
	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2019	2018	2019	2018
	(unaudited)		(unaudited)
Net income	$15,328	$16,702	$49,155	$47,550
Subtract:
Gain on sale of property	—	—	—	(509)
Add:
Real estate depreciation and amortization	12,018	11,256	35,185	33,956
FFO	27,346	27,958	84,340	80,997
Subtract:
Extinguishment of issuance costs upon redemption of preferred shares	—	—	—	(2,328)
Preferred stock dividends	(3,210)	(2,953)	(9,116)	(9,309)
FFO available to common stockholders and noncontrolling interests	$24,136	$25,005	$75,224	$69,360
Weighted average shares:
Diluted weighted average common stock	23,121	22,501	22,993	22,336
Convertible limited partnership units	7,869	7,808	7,852	7,700
Average shares and units used to compute FFO per share	30,990	30,309	30,845	30,036
FFO per share available to common stockholders and noncontrolling interests	$0.78	$0.83	$2.44	$2.31

(1)
The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding impairment charges on real estate assets and gains or losses from real estate dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.

Reconciliation of revenue to same property revenue (2)
(in thousands)	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	(unaudited)		(unaudited)
Total revenue	$57,052	$56,910	$174,943	$169,100
Less: Acquisitions, dispositions and development properties	(72)	(82)	(1,155)	(82)
Total same property revenue	$56,980	$56,828	$173,788	$169,018

Shopping Centers	$41,313	$41,091	$126,730	$122,770
Mixed-Use properties	15,667	15,737	47,058	46,248
Total same property revenue	$56,980	$56,828	$173,788	$169,018

Total Shopping Center revenue	$41,313	$41,091	$126,730	$122,770
Less: Shopping Center acquisitions, dispositions and development properties	—	—	—	—
Total same Shopping Center revenue	$41,313	$41,091	$126,730	$122,770

Total Mixed-Use property revenue	$15,739	$15,819	$48,213	$46,330
Less: Mixed-Use acquisitions, dispositions and development properties	(72)	(82)	(1,155)	(82)
Total same Mixed-Use property revenue	$15,667	$15,737	$47,058	$46,248

(2)
Same property revenue is a non-GAAP financial measure of performance that improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. Same property revenue adjusts property revenue by subtracting the revenue of properties not in operation for the entirety of the comparable reporting periods. Same property revenue is a measure of the operating performance of the Company’s properties but does not measure the Company’s performance as a whole. Same property revenue should not be considered as an alternative to total revenue, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance. Management considers same property revenue a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company’s funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company’s properties. Management believes the exclusion of these items from same property revenue is useful because the resulting measure captures the actual revenue generated and actual expenses incurred by operating the Company’s properties. Other REITs may use different methodologies for calculating same property revenue. Accordingly, the Company’s same property revenue may not be comparable to those of other REITs.

Reconciliation of net income to same property operating income (3)
	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2019	2018	2019	2018
	(unaudited)		(unaudited)
Net income	$15,328	$16,702	$49,155	$47,550
Add: Interest expense, net and amortization of deferred debt costs	10,325	10,974	32,185	33,568
Add: Depreciation and amortization of deferred leasing costs	12,018	11,256	35,185	33,956
Add: General and administrative	4,742	4,141	14,696	13,208
Add: Change in fair value of derivatives	—	(10)	—	2
Less: Gain on sale of property	—	—	—	(509)
Property operating income	42,413	43,063	131,221	127,775
Add (Less): Acquisitions, dispositions and development properties	97	(52)	(519)	(52)
Total same property operating income	$42,510	$43,011	$130,702	$127,723

Shopping Centers	$32,339	$32,517	$99,516	$96,839
Mixed-Use properties	10,171	10,494	31,186	30,884
Total same property operating income	$42,510	$43,011	$130,702	$127,723

Shopping Center operating income	$32,339	$32,517	$99,516	$96,839
Less: Shopping Center acquisitions, dispositions and development properties	—	—	—	—
Total same Shopping Center operating income	$32,339	$32,517	$99,516	$96,839

Mixed-Use property operating income	$10,074	$10,546	$31,705	$30,936
Add (Less): Mixed-Use acquisitions, dispositions and development properties	97	(52)	(519)	(52)
Total same Mixed-Use property operating income	$10,171	$10,494	$31,186	$30,884

(3) Same property operating income is a non-GAAP financial measure of performance that improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. Same property operating income adjusts property operating income by subtracting the results of properties that were not in operation for the entirety of the comparable periods. Same property operating income is a measure of the operating performance of the Company’s properties but does not measure the Company’s performance as a whole. Same property operating income should not be considered as an alternative to property operating income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance. Management considers same property operating income a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company’s funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company’s properties. Management believes the exclusion of these items from property operating income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred by operating the Company’s properties. Other REITs may use different methodologies for calculating same property operating income. Accordingly, same property operating income may not be comparable to those of other REITs.